EXHIBIT 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made as of September 2, 2005, by and between CRIIMI MAE Inc. (“CRIIMI MAE”) and Stephen M. Abelman (“Consultant”).

WHEREAS, CONSULTANT desires to contract with CRIIMI MAE to perform the services specified hereinafter, and CRIIMI MAE desires to contract with Consultant concerning such services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the parties agree as follows:

1.             Term of Agreement. This Agreement shall commence as of September 10, 2005, and shall continue until June 30, 2006, or until terminated in accordance with the provisions of paragraph 7 hereof (the “Term”). Termination of this Agreement for any reason shall not affect the parties’ respective obligations under paragraphs 5 and 6, which will be considered ongoing.

2.             Services. CRIIMI MAE desires that Consultant shall perform, and Consultant agrees to perform such services as the Company shall reasonably direct, including but not limited to providing all services required to provide oversight of and generally manage any workout of the Shilo Inns loan portfolio; all services required to complete subleasing of the Company’s remaining excess office space in its Rockville, Maryland facilities; and all services required to participate in the Company’s review of its strategic alternatives.  Consultant agrees to provide such services when requested to do so by CRIIMI MAE, up to 20 hours per week (the “Services”). Consultant shall provide such Services at such locations as the Company in its reasonable discretion may direct. The terms and conditions of this Agreement shall govern with respect to the Services. CRIIMI MAE agrees to reasonably accommodate Consultant’s vacation plans, personal needs and other business ventures with respect to the schedule upon which the services will be performed and the locations of performance, provided that Consultant gives reasonable advance notice of any periods of unavailability and that such unavailability does not unreasonably interfere with the scheduling of meetings, appearances or testimony in connection with Company legal matters.

3.             Compensation. CRIIMI MAE agrees to pay Consultant equal semi-monthly installments of Fifteen Thousand ($15,000), commencing on September 16, 2005 and ending on June 30, 2006, unless terminated earlier pursuant to Paragraph 7 hereof.  Consultant will submit monthly statements of his hours worked in a form acceptable to CRIIMI MAE, and if, at the conclusion of every other month of the Term beginning with October 31, 2005, the total hours worked by Consultant over the preceding two months exceed the product of the number of weeks in that two-month period multiplied by 20, then Consultant’s additional time will be compensated at the rate of $375 per hour.

CRIIMI MAE will separately reimburse Consultant for travel and other out-of-pocket expenses reasonably and necessarily incurred in performing the requested services, subject to prior approval by CRIIMI MAE and the submission by Consultant of documentation in accordance with CRIIMI MAE’s expense reimbursement policies within thirty (30) days after the expenses are incurred.  Payment will be due no later than the 10th day following submission of Consultant’s documented expense statement.

CRIIMI MAE agrees to indemnify and hold Consultant harmless for claims made against him on account of his performance of the services to be rendered hereunder, except in cases of his gross negligence or intentional malfeasance.

4.             Independent Contractor. Consultant acknowledges that he is acting as an independent contractor, that Consultant is solely responsible for his actions or inaction, and that nothing in this Agreement shall be construed to create an employment relationship between the parties. Consultant is not authorized to enter into contracts or agreements on behalf of CRIIMI MAE or to otherwise create obligations of CRIIMI MAE to third parties. Consultant shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state, local or other tax authority with respect to his performance of Services hereunder. Neither federal, nor state, nor local, nor other income tax of any kind shall be withheld or paid by CRIIMI MAE on behalf of Consultant. Consultant shall not be entitled to the provision of any CRIIMI MAE’S employee benefits nor shall CRIIMI MAE be responsible for the payment of worker’s compensation, disability benefits or unemployment insurance. Consultant’s personnel, if any, shall not be treated as employees of CRIIMI MAE with respect to the Services performed hereunder for federal, state, local or other tax purposes.  Consultant may not assign or subcontract any work to be performed hereunder, nor any interest herein, without the express written consent of CRIIMI MAE.  CRIIMI MAE acknowledges that certain tasks related to the Services may be performed by employees of CRIIMI MAE.

5.             Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall have the same meaning as in Section 4(j) of the Separation Agreement and General Release between Consultant and CRIIMI MAE, CRIIMI MAE Management, Inc., and CRIIMI MAE Services Limited Partnership dated as of September 2, 2005 (the “Separation Agreement”).

Consultant covenants and agrees that Consultant will use Confidential Information only for the purposes of Consultant’s work for CRIIMI MAE and shall not disclose any Confidential Information to any person or persons outside of CRIIMI MAE, except as required by subpoena, order of a court or regulatory authority, or other compulsory process.  If Consultant is required by subpoena, court order or other compulsory process to reveal any Confidential Information, he shall immediately notify by facsimile or overnight mail CRIIMI MAE’s General Counsel, and will cooperate with CRIIMI MAE if CRIIMI MAE contests or seeks to quash such subpoena, order or other compulsory process.

Consultant further agrees to store and maintain all Confidential Information in a secure place. On the termination of this Agreement, Consultant shall deliver all records, data, information, and any other documents produced or acquired during the performance of this Agreement and all copies thereof to CRIIMI MAE. Such material shall at all times remain in the exclusive property of CRIIMI MAE, unless otherwise agreed in writing. Upon termination, Consultant agrees to make no further use or utilization of any Confidential Information.

6.             Intellectual Property.

(a)           Work Made for Hire. In relation to the performance of this Agreement Consultant may create certain works for CRIIMI MAE that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such works are created, Consultant will be considered to have created a Work Made for Hire as defined in 17 U.S.C. $101, and CRIIMI MAE shall have the sole right to the copyright. In the event that any such work created by Consultant does not qualify as a Work Made For Hire, Consultant hereby assigns his copyright and all rights, throughout the world, in and to the work to CRIIMI MAE, as provided for in subparagraph (b) below.

(b)           Title to Works, Trade-Marks and Inventions Produced. It is understood and agreed that the entire right, title and interest throughout the world to all works, trademarks, and/or inventions that are conceived of, prepared, procured, generated or produced, whether or not reduced to practice, by Consultant, either solely or jointly with others, in connection with and related to the performance of this Agreement, shall be and hereby are vested and assigned by Consultant to CRIIMI MAE.

(c)           Consultant agrees to execute any and all documents prepared by CRIIMI MAE, and to do all other lawful acts as may be necessary for CRIIMI MAE to establish, document, and protect such rights.

7.             Termination. CRIIMI MAE may discontinue the use of Consultant’s services and cease paying Consultant in the event of Consultant’s material breach of this Agreement, or Consultant’s material breach of the Separation Agreement. In the event of any termination pursuant to this paragraph 7,

Consultant shall immediately return or provide to CRIIMI MAE, without limitation, all Confidential Information, and all documents and other materials of any nature supplied to Consultant by CRIIMI MAE or developed by CONSULTANT in accordance with this Agreement.

8.             Laws and Regulations. Consultant shall comply with all applicable laws, rules and regulations, and shall also comply with all applicable policies, regulations and procedures that CRIIMI MAE may from time to time establish and communicate to Consultant.

9.             Effective Date. This Agreement shall not become effective, and shall not constitute a binding obligation on either party hereto until the Effective Date of the Separation Agreement, as that term is defined therein.

10.           Notices. All notices, consents and demands hereunder shall be in writing and shall be personally delivered or sent by certified or registered mail, return receipt requested, addressed to the other party at its address set forth below:

To CRIIMI MAE:

CRIIMI MAE, Inc.

11200 Rockville Pike, Suite 400

Rockville, Maryland 20852

To Consultant:

Stephen M. Abelman

11708 Ibsen Drive

Rockville, Maryland 20852

11.           Complete Agreement. It is mutually understood and agreed that this Agreement together with the Separation Agreement constitutes the entire understanding between Consultant and CRIIMI MAE relating to the subject matter of this Agreement and that no one at CRIIMI MAE has made any oral or written promises to him that are not fully and accurately set forth in this Agreement. It is further mutually understood that this Agreement supersedes any previous written or oral agreements or understandings between the Parties that governed or purported to govern the Parties’ relationship. This Agreement will be interpreted in accordance with the laws of the State of Maryland (without regard for the conflicts of laws principles thereof). This Agreement will be binding on the parties’ successors, assigns, heirs and/or executors. No provision of this Agreement may be waived, amended, or modified except by a writing signed by both parties.

12.           Enforceability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the parties agree that it is the intention of the parties to this Agreement that such provision should be enforceable to the maximum extent possible under applicable law and that such provision shall be reformed to make it enforceable in accordance with the intent of the parties. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of the other portions hereof.

13.           No Waiver. The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement on any occasions shall not be deemed a waiver of its rights under that or any other provisions hereof.

14.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to choice of law rules.

15.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

16.           Enforcement. Any action brought pursuant or relating to this Agreement may be brought only in a court of competent jurisdiction in the State of Maryland. In any action brought pursuant or relating to this Agreement, the prevailing party shall be entitled to reimbursement of its costs of litigation, including reasonable attorney’s fees, by the other party.

17.           Authority to sign. CRIIMI MAE represents that the person signing this Agreement on its behalf is legally authorized to do so.

18.           Change in Control Agreement. This Agreement shall survive any Change in Control of CRIIMI MAE, as that term is defined in the February 1, 2005 Change in Control Agreement between Consultant and CRIIMI MAE.  In the event of a Change in Control, all payments for services rendered or to be rendered under this Agreement shall be immediately due and payable to the extent not already paid to Consultant, such payment to be made within 10 days following completion of the Change in Control, unless Consultant and the party or parties then in control of CRIIMI MAE agree otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CONSULTANT		CRIIMI MAE INC.

By:	/s/ Stephen M. Abelman	By:	s/ Mark R. Jarrell
	Stephen M. Abelman		Mark R. Jarrell
President and COO